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                                                            [LOGO of MetLife(R)]

METROPOLITAN LIFE INSURANCE COMPANY
200 PARK AVENUE
NEW YORK, NEW YORK 10166

METLIFE INVESTORS DISTRIBUTION COMPANY
5 PARK PLAZA, SUITE 1900
IRVINE, CA 92614

September 2, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Metropolitan Life Insurance Company
     Metropolitan Life Separate Account E
     Registration Statement on Form N-4

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Metropolitan Life Insurance Company, the depositor, on behalf of itself and Metropolitan Life Separate Account E, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced registration statement filed on Form N-4 be accelerated and declared effective on September 30, 2011, or as soon thereafter as is reasonably practicable.

     METROPOLITAN LIFE INSURANCE COMPANY
     (Depositor)

     METROPOLITAN LIFE SEPARATE ACCOUNT E
     (Registrant)


     By: /s/ Paul G. Cellupica
         ------------------------------------
         Paul G. Cellupica
         Chief Counsel
         US Business Law Group


     METLIFE INVESTORS DISTRIBUTION COMPANY
     (Principal Underwriter)


     By: /s/ Paul M. Kos
         ------------------------------------
         Paul M. Kos
         Vice President